Exhibit 10.10(b)
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Executive Employment Agreement (the “Agreement”) by and between Denise McWatters (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”) which was effective as of February 3, 2021, is hereby entered into by the Company and the Executive to be effective November 6, 2024 (the “Amendment Date”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Executive and the Company wish to enter into this Amendment in order to modify the terms of Executive’s service with the Company.

NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Agreement is hereby amended as follows:

1.Paragraph 1 is hereby deleted in its entirety and replaced with the following:

(a)    Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on June 30, 2026 unless terminated earlier as provided for herein.

2.The Paragraph 10(h)(iii) is hereby deleted in its entirety and replaced with the following:

(iii)    “Good Reason” means (A) the Company materially breaches this Agreement (it being acknowledged that any failure to pay any significant compensation or benefits at the times due under this Agreement shall be deemed a material breach), (B) the Company significantly reduces the scope of Executive’s duties under Section 2; provided, however, that any change to Executive’s duties with respect to DKL will not constitute Good Reason, (C) the Company reduces Executive’s Base Compensation under Section 3 other than as part of a base compensation reduction plan generally applicable to other similar senior executive employees, or (D) the Company requires Executive to relocate to any location that increases her commuting distance by more than 50 miles.

3.The Terms of Employment attached as Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Terms of Employment attached to this Amendment as Exhibit A.

4.Except as expressly modified by this Amendment, all terms, conditions and covenants in the Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS, INC. Jared Serff	EXECUTIVE: /s/ Denise McWatters
By: Jared Serff	Denise McWatters
Title: Executive Vice President, Human Resources

Denise McWatters
Terms of Employment,
Exhibit A to Executive Employment Agreement

Title:	Executive Vice President, General Counsel & Corporate Secretary
Reports To:	Avigal Soreq, Chief Executive Officer
Term:
June 30, 2026; subsequent to which Executive and the Company shall enter into a one-year consulting agreement with annual base compensation of $250,000 on mutually agreeable terms to be negotiated at such time.

Base Salary:	$470,000 to be paid out bi-weekly
Annual Bonus:	Executive will be eligible for an annual bonus, which at target would be equal to 75% of base salary up to a maximum of 2x target.
Long-Term Incentive (Equity Plan):
$750,000
Executive will be eligible for the company’s long-term incentive plan, which at target would be equal to $750,000 time vested restricted stock units.

*The vesting schedule is quarterly after the first six (6) months from grant date 3/10/2025 to 6/10/2026

Vacation:	25 days accrued vacation (unused vacation carryover annually)

Severance:	1 year for involuntary termination (refer to employment agreement for details)

Covenants:	Customary non-solicit and confidentiality as applicable

Location:	Remote

Effective Date:	Effective Q4 upon approval by the Board of Directors